Exhibit 99.1

EverQuote Announces Fourth Quarter and Full Year 2022 Financial Results

•	Fourth Quarter Revenue of $88.3 million

•	Fourth Quarter Variable Marketing Margin of $29.1 million

•	Full Year Revenue of $404.1 million

•	Full Year Variable Marketing Margin of $128.3 million

CAMBRIDGE, Mass., Feb. 27, 2023 (GLOBE NEWSWIRE) — EverQuote, Inc. (Nasdaq: EVER), a leading online insurance marketplace, today announced financial results for the fourth quarter and year ended December 31, 2022.

“In 2022, we achieved positive Adjusted EBITDA for the year through the continued strength and agility of our team to respond swiftly to frequent, large reductions in carrier demand with amplified discipline in expense management and pursuit of targeted growth opportunities,” said Jayme Mendal, CEO of EverQuote. “We delivered full year revenue and Variable Marketing Margin, or VMM, of $404.1 million and $128.3 million, respectively; and generated positive Adjusted EBITDA.”

“Despite a very challenging auto insurance environment last year, EverQuote enters 2023 in a stronger position than ever before. As a market leader, EverQuote continues to gain market share and is focused on redefining the category of insurance distribution as we build the one-stop insurance destination for the digital age. In 2023, we will work to restore revenue growth, bring profitability back to pre-downturn levels and generate positive cash flow, while continuing to make key investments to advance our strategy.”

Fourth Quarter 2022 Highlights:

(All comparisons are relative to the fourth quarter of 2021):

•	Total revenue of $88.3 million, a decrease of 13%.

•	Automotive insurance vertical revenue of $67.2 million, a decrease of 5%.

•	Revenue from other insurance verticals, which includes home and renters, life, and health insurance, decreased 33% to $21.1 million.

•	Variable Marketing Margin of $29.1 million, a decrease of 12%.

•	GAAP net loss was $8.5 million, flat with the prior year period.

•	Adjusted EBITDA was $0.1 million, compared to Adjusted EBITDA of $0.5 million.

•	Direct to consumer agency, or DTCA, revenue of $13.9 million, or 15.7% of total revenue.

Full Year 2022 Highlights:

(All comparisons are relative to the full year of 2021):

•	Total revenue of $404.1 million, a decrease of 3%.

•	Automotive insurance vertical revenue of $324.4 million, a decrease of 2%.

•	Revenue from other insurance verticals, which includes home and renters, life, and health insurance, decreased 9% to $79.7 million.

•	Variable Marketing Margin of $128.3 million, a decrease of 1%.

•	Variable Marketing Margin as a percentage of revenue was a record 31.7%, driven by the strength of our traffic operations.

•	GAAP net loss increased to $24.4 million, compared to GAAP net loss of $19.4 million.

•	Adjusted EBITDA was $5.9 million, compared to Adjusted EBITDA of $14.6 million.

•	DTCA generated $51.4 million in revenue, or 12.7% of total revenue, while driving significant improvements in operational efficiency.

First Quarter and Full Year 2023 Guidance:

First Quarter 2023:

•	Revenue of $101 - $105 million.

•	Variable Marketing Margin of $31.5 - $33.5 million.

•	Adjusted EBITDA of $2 - $4 million.

Full Year 2023:

•	Revenue of $420 - $435 million.

•	Variable Marketing Margin of $132 - $140 million.

•	Adjusted EBITDA of $7 - $13 million.

With respect to the Company’s expectations under “First Quarter and Full Year 2023 Guidance” above, the Company has not reconciled the non-GAAP measure Adjusted EBITDA to the GAAP measure net income (loss) in this press release because the Company does not provide guidance for stock-based compensation expense, depreciation and amortization expense, acquisition-related costs, one-time severance charges, interest income, and income taxes on a consistent basis as the Company is unable to quantify these amounts without unreasonable efforts, which would be required to include a reconciliation of Adjusted EBITDA to GAAP net income (loss). In addition, the Company believes such a reconciliation would imply a degree of precision that could be confusing or misleading to investors.

Conference Call and Webcast Information

EverQuote will host a conference call and live webcast to discuss its fourth quarter and full year 2022 financial results at 4:30 p.m. Eastern Time today, February 27, 2022. To access the conference call, dial Toll Free: (844) 200-6205 for the US, or (929) 526-1599 for international callers, and provide conference ID 396529. The live webcast and replay will be available on the Investors section of the Company’s website at https://investors.everquote.com.

Safe Harbor Statement

Any statements in this press release about future expectations, plans and prospects for EverQuote, Inc. (“EverQuote” or the “Company”), including statements about future results of operations or the future financial position of the Company, including financial targets, business strategy, plans and objectives for future operations and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “continues,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: (1) the Company’s ability to attract and retain consumers and insurance providers using the Company’s marketplace; (2) the Company’s ability to maintain or increase the amount providers spend per quote request; (3) the impact on the Company and the insurance industry of the COVID-19 pandemic; (4) the effectiveness of the Company’s growth strategies and its ability to effectively manage growth; (5) the Company’s ability to maintain and build its brand; (6) the Company’s reliance on its third-party service providers; (7) the Company’s ability to develop new and enhanced products and services to attract and retain consumers and insurance providers, and the Company’s ability to successfully monetize them; (8) the impact of competition in the Company’s industry and innovation by the Company’s competitors; (9) the expected recovery of the auto insurance industry; (10) developments regarding the insurance industry and the transition to online marketing; (11) the possible impacts of inflation; and (12) other factors discussed in the “Risk Factors” section of the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

About EverQuote

EverQuote operates a leading online insurance marketplace, connecting consumers with insurance providers. The company’s mission is to empower insurance shoppers to better protect life’s most important assets—their family, health, property, and future. Our vision is to become the largest online source of insurance policies by using data, technology, and knowledgeable advisors to make insurance simpler, more affordable and personalized, ultimately reducing cost and risk.

For more information, visit everquote.com and follow on Twitter @everquotelife, Instagram @everquotepics, and LinkedIn https://www.linkedin.com/company/everquote/.

Investor Relations Contact

Brinlea Johnson

The Blueshirt Group

415-489-2193

EVERQUOTE, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(in thousands except per share)
Revenue	$88,308	$102,067	$404,127	$418,515

Cost and operating expenses(1):
Cost of revenue	6,060	6,191	23,980	23,949
Sales and marketing	76,153	89,266	349,255	354,990
Research and development	7,440	8,847	31,713	35,732
General and administrative	6,702	6,176	28,102	24,703
Acquisition-related costs	632	60	(4,135)	1,065

Total cost and operating expenses	96,987	110,540	428,915	440,439

Loss from operations	(8,679)	(8,473)	(24,788)	(21,924)

Other income (expense):
Interest income	191	4	349	37
Other income (expense), net	(6)	(11)	23	(57)

Total other income (expense), net	185	(7)	372	(20)

Loss before income taxes	(8,494)	(8,480)	(24,416)	(21,944)
Benefit from income taxes	—	—	—	2,510

Net loss	$(8,494)	$(8,480)	$(24,416)	$(19,434)

Net loss per share, basic and diluted	$(0.26)	$(0.29)	$(0.77)	$(0.67)

Weighted average common shares outstanding, basic and diluted	32,372	29,732	31,613	29,088

(1)	Amounts include stock-based compensation expense, as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(in thousands)
Cost of revenue	$60	$81	$281	$363
Sales and marketing	2,383	3,189	11,018	12,405
Research and development	2,580	2,211	10,328	9,551
General and administrative	1,600	1,582	7,359	7,701

	$6,623	$7,063	$28,986	$30,020

EVERQUOTE, INC.

BALANCE SHEET DATA

	December 31,
	2022	2021

	(in thousands)
Cash and cash equivalents	$30,835	$34,851
Working capital	35,567	37,288
Total assets	156,519	143,607
Total liabilities	49,033	58,482
Total stockholders’ equity	107,486	85,125

EVERQUOTE, INC.

STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(in thousands)
Cash flows from operating activities:
Net loss	$(8,494)	$(8,480)	$(24,416)	$(19,434)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,522	1,464	5,848	5,072
Stock-based compensation expense	6,623	7,063	28,986	30,020
Change in fair value of contingent consideration	632	60	(4,135)	196
Deferred taxes	—	—	—	(2,510)
Provision for (recovery of) bad debt	581	9	693	(41)
Unrealized foreign currency transaction (gains) losses	25	9	(9)	24
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	10,239	8,849	5,362	10,511
Commissions receivable current and non-current	(8,566)	(13,112)	(24,240)	(16,871)
Prepaid expenses and other current assets	(1,745)	606	(2,111)	1,801
Operating lease right-of-use assets	662	674	2,613	2,710
Other assets	—	—	(19)	534
Accounts payable	(6,496)	4,654	1,124	(3,968)
Accrued expenses and other current liabilities	891	(7,123)	(2,375)	2,692
Deferred revenue	(23)	204	(229)	227
Operating lease liabilities	(749)	(772)	(2,883)	(2,840)
Other long-term liabilities	—	(964)	—	(934)

Net cash provided by (used in) operating activities	(4,898)	(6,859)	(15,791)	7,189

Cash flows from investing activities:
Acquisition of property and equipment, including costs capitalized for development of internal-use software	(1,071)	(587)	(4,290)	(2,862)
Acquisition of business	—	—	—	(15,955)

Net cash used in investing activities	(1,071)	(587)	(4,290)	(18,817)

Cash flows from financing activities:
Proceeds from exercise of stock options	212	524	942	3,615
Proceeds from private placement of common stock	—	—	15,000	—
Tax withholding payments related to net share settlement	(21)	—	(100)	—

Net cash provided by financing activities	191	524	15,842	3,615

Effect of exchange rate changes on cash, cash equivalents and restricted cash	22	—	(27)	(6)

Net decrease in cash, cash equivalents and restricted cash	(5,756)	(6,922)	(4,266)	(8,019)
Cash, cash equivalents and restricted cash at beginning of period	36,591	42,023	35,101	43,120

Cash, cash equivalents and restricted cash at end of period	$30,835	$35,101	$30,835	$35,101

EVERQUOTE, INC.

FINANCIAL AND OPERATING METRICS

Revenue by vertical:

	Three Months Ended December 31,		Change %
	2022	2021

	(in thousands)
Automotive	$67,217	$70,423	-4.6%
Other	21,091	31,644	-33.3%

Total Revenue	$88,308	$102,067	-13.5%

	Year Ended December 31,		Change %
	2022	2021

	(in thousands)
Automotive	$324,417	$330,928	-2.0%
Other	79,710	87,587	-9.0%

Total Revenue	$404,127	$418,515	-3.4%

Other financial and non-financial metrics:

	Three Months Ended December 31,		Change %
	2022	2021

	(in thousands)
Loss from operations	$(8,679)	$(8,473)	2.4%
Net loss	$(8,494)	$(8,480)	0.2%
Variable Marketing Margin	$29,059	$32,884	-11.6%
Adjusted EBITDA(1)	$92	$543	-83.1%

	Year Ended December 31,		Change %
	2022	2021

	(in thousands)
Loss from operations	$(24,788)	$(21,924)	13.1%
Net loss	$(24,416)	$(19,434)	25.6%
Variable Marketing Margin	$128,258	$129,553	-1.0%
Adjusted EBITDA(1)	$5,934	$14,616	-59.4%

(1)	Adjusted EBITDA is a non-GAAP measure. Please see “EverQuote, Inc. Reconciliation of Non-GAAP Measures to GAAP” below for more information.

To supplement the Company’s financial statements presented in accordance with GAAP and to provide investors with additional information regarding EverQuote’s financial results, the Company has presented Adjusted. EBITDA as a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

The Company defines Adjusted EBITDA as net income (loss), excluding the impact of stock-based compensation expense; depreciation and amortization expense; acquisition-related costs; one-time severance charges; interest income; and income taxes. The most directly comparable GAAP measure is net income (loss). The Company monitors and presents Adjusted EBITDA because it is a key measure used by management and the board of directors to understand and evaluate operating performance, to establish budgets and to develop operational goals for managing EverQuote’s business. In particular, the Company believes that excluding the impact of these items in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of EverQuote’s core operating performance.

The Company uses Adjusted EBITDA to evaluate EverQuote’s operating performance and trends and make planning decisions. The Company believes that this non-GAAP financial measure helps identify underlying trends in EverQuote’s business that could otherwise be masked by the effect of the items that the Company excludes in the calculations of Adjusted EBITDA. Accordingly, the Company believes that this financial measure provides useful information to investors and others in understanding and evaluating EverQuote’s operating results, enhancing the overall understanding of the Company’s past performance and future prospects.

The Company’s non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, other companies may use other measures to evaluate their performance, which could reduce the usefulness of the Company’s non-GAAP financial measures as tools for comparison.

The following table reconciles Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

EVERQUOTE, INC.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(in thousands)
Net loss	$(8,494)	$(8,480)	$(24,416)	$(19,434)
Stock-based compensation	6,623	7,063	28,986	30,020
Depreciation and amortization	1,522	1,464	5,848	5,072
Acquisition-related costs	632	60	(4,135)	1,065
Severance	—	440	—	440
Interest income	(191)	(4)	(349)	(37)
Benefit from income taxes	—	—	—	(2,510)

Adjusted EBITDA	$92	$543	$5,934	$14,616